Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Horizon Pharma plc of our report dated June 26, 2014, with respect to the combined financial statements of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics, Inc. included in the definitive proxy statement on Schedule 14A of Horizon Pharma, Inc. filed with the Securities and Exchange Commission on August 8, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 25, 2015